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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

    We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of Valentis, Inc. for the registration of up to $45,000,000 in the aggregate of shares of its preferred stock, common stock and/or equity warrants and to the incorporation by reference therein of our report dated August 15, 2001, with respect to the consolidated financial statements of Valentis, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Palo Alto, California
November 21, 2001

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Consent of Ernst & Young LLP, Independent Auditors